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Exhibit (a)(10)

To Placer Dome Shareholders:

It's Easy to See Why Barrick Needs Placer Dome...

Placer Dome is poised for significant long-term growth:

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  We have among the world's largest reserve and resource bases, and our gold production is expected to increase significantly in the years ahead;

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  We own extensive land positions in some of the world's most prolific gold producing areas; and

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  We have the financial strength and operating expertise to capitalize on these opportunities for the benefit of our shareholders.

What's Hard to See is Why Placer Dome Shareholders Should Want Barrick...

The premium Barrick is offering is well below what others have been paid in recent global and Canadian mining transactions. For that matter, Barrick's offer is worth less than Placer Dome stock is trading for in the market.

Moreover, the majority of what Barrick is offering is Barrick stock, which we believe carries significant risks and uncertainties:

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  Barrick's gold production is forecast to decline by 2010;

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  There is significant uncertainty surrounding Pascua-Lama, by far Barrick's largest development project;

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  You won't get the benefit of the outstanding assets Barrick has committed to sell — sight unseen — to Goldcorp; and

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  Barrick has no clear strategy for eliminating a 13.6 million ounce hedge position with a negative mark-to-market of $2.4 billion as of September 30, 2005.

Your Board of Directors believes that Barrick's offer fails to adequately compensate Placer Dome's shareholders for the strategic value of Placer Dome's assets and is inadequate and opportunistic.

Your Board of Directors has unanimously recommended that Placer Dome shareholders REJECT the Barrick offer and NOT tender their shares.

REJECT the Barrick bid.
Do NOT tender your shares.

We urge shareholders to read Placer Dome's Directors' Circular in its entirety. A copy may be obtained at www.placerdome.com. Shareholders who have questions or who wish to withdraw any shares already tendered to the Barrick offer are encouraged to contact Georgeson Shareholder, the information agent retained by Placer Dome, at:

North America:	1 866 245-2999
Australia:	1 300 658-874

Banks and brokers call collect: (212) 440-9800

We urge you to read carefully the Directors' Circular prepared in connection with the Barrick offer, which is available free of charge at www.sedar.com, www.placerdome.com and at the website of the U.S. Securities and Exchange Commission (SEC), www.sec.gov. Placer Dome has also filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC, which includes the Directors' Circular.

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